EX-99.1

Contact:	Mary Magnani Director, Investor Relations MAJESCO ENTERTAINMENT COMPANY (732) 225-8910 FOR IMMEDIATE RELEASE

MAJESCO ENTERTAINMENT COMPANY REPORTS THIRD QUARTER 2005
FINANCIAL RESULTS

EDISON, N.J, September 12, 2005 – Majesco Entertainment Company (NASDAQ: COOL), today announced results for its third quarter and nine months ended July 31, 2005.

The Company reported third quarter net revenues of $4.6 million, compared to $34.0 million for the same period in 2004. The decrease is reflective of weak sales of the Company's products compared to the strong sales around the introduction of its Game Boy Advance Video product in the prior year quarter. In addition, net revenues for the 2005 quarter were impacted by increased provisions for price protection, changes in market conditions, and soft demand for the Company's products.

The operating loss was $38.6 for the 2005 quarter, versus operating income of $3.1 million for the same period last year. The decrease in operating income is attributable to the weaker than expected sales of the Company's premium game releases as well as its other products. As a result the Company was unable to recoup development and marketing costs related to the premium games. The loss also includes provisions for impairment of capitalized software costs, severence costs and a loss on a proposed settlement.

For the quarter, the Company generated a net loss of $37.5 million, or $1.69 per share, compared to net income of $20.5 million, or $1.06 per share for the third quarter of last year.

For the nine-month period ended July 31, 2005, the Company reported net revenues of $55.1 million, down from the $75.6 million reported in the same period during 2004. The operating loss was $35.8 million versus an operating income of $6.5 million in the comparable 2004 period. Net loss for the 2005 nine-month period was $37.8 million or $1.87 per share, compared to net loss of $29.0 million or $3.98 per share for the same period of last year.

As of July 31, 2005, the Company had $10.3 million in cash and cash equivalents. To satisfy its liquidity needs, the Company factors its receivables, and utilizes purchase order financing to provide funding for the manufacture of its products. Recently, the factor imposed a limitation of $7.5 million on cash advances, and a maximum of $2.0 million for letters of credit. Previously, the Company availability was $30.0 to $35.0 million in the aggregate. Management is negotiating with the factor to increase the level of availability and is also in the process of evaluating alternatives to its current factoring arrangement.

Although management believes it will be successful in either increasing the availability from its current factor or obtaining alternative financing, there can be no assurance that it will be successful in these efforts, or at terms acceptable to the Company. Failure to obtain such financing or obtaining it with unfavorable terms could have an adverse effect on future operating prospects and continued growth.

Jesse Sutton, Majesco's President, said, "The lower than expected sales of some of our key products combined with the effects of the upcoming console transition and overall industry softness have made this a very challenging year."

Sutton continued, "As a result of our disappointing results, we are re-evaluating our business model. In the meantime, we will maintain our focus on digital entertainment with an emphasis on video games. Our value product line will remain a core part of our business and we will selectively publish frontline titles. Additionally, our strategy includes pursuing low-risk opportunities in the mobile and online markets with our existing intellectual properties as well as new products."

Outlook

Majesco is updating its fiscal 2005 guidance primarily to reflect the timing shift of its release of JAWS™ Unleashed and Infected to the first quarter of fiscal 2006 to provide additional development time for those titles. The Company also indicated that the launch of its feature films for the GBA in the first quarter of fiscal 2006. For fiscal 2005, management expects net revenues of $60.0 to $65.0 million and an operating loss of approximately $40.0 to $45.0 million.

Key Upcoming Products

•	Teen Titans™, developed by Artificial Mind & Movement (A2M), the exciting superhero action adventure licensed by Warner Bros. Interactive Entertainment, is scheduled for release later this year on Game Boy® Advance and in fiscal 2006 for play on the Xbox® video game system from Microsoft, PlayStation® 2 computer entertainment system, and Nintendo GameCube. Teen Titans is based on DC Comics characters and is an animated series airing on Cartoon Network and Kids' WB.

•	Infected, a thrilling new run-and-gun shooter that allows players' avatars to invade opponents' PSP (PlayStation ®Portable) systems via multi-player victories is scheduled to ship for the 2005 holiday season and is the first release in an exclusive three-game PSP deal between Majesco and Planet Moon Studios.

•	Aeon Flux, scheduled to coincide with the theatrical release starring Oscar®-winning actress Charlize Theron as Aeon Flux, is based on Peter Chung's popular futuristic MTV animated series and features a palpitating blend of stealth, speed and acrobatic combat.

•	JAWS™ Unleashed, based on one of the most enduring action-suspense films of all time, is being developed by Appaloosa Interactive. The game features an innovative twist where players assume the role of the Great White Shark. JAWS Unleashed is planned for release early 2006 for PlayStation® 2, Xbox® and PC.

Conference Call

At 5:00 PM EST (2:00 PM PST) today, management will host a conference call to review the results.

To listen to the call, please dial 800-510-0219, approximately five minutes prior to the start of the call. International participants can access the call by dialing 617-614-3451. For those who cannot listen to the live conference call, a replay will be available until midnight on September 15, 2005. The access number for the replay is 888-286-8010 for U.S. participants and 617-801-6888 for international participants. The conference identification code is 48065584.

Additionally, the call will be web cast and can be accessed at Majesco's website at
www.majescoentertainment.com.

About Majesco Entertainment Company

Headquartered in Edison, NJ, Majesco Entertainment Company (NASDAQ: COOL) is an innovative provider of digital entertainment products and content. The Company's diverse product lineup includes forthcoming video games such as Aeon Flux, JAWS Unleashed and Infected for the PSP (PlayStation®Portable), as well as digital entertainment products like Frogger® TV Arcade. Utilizing its proprietary video compression technology, Majesco plans to offer Game Boy® Advance Video versions of the beloved DreamWorks Animation movies Shrek, Shrek 2 and Shark Tale. More information about Majesco can be found online at www.majescoentertainment.com.

Safe Harbor

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors. These factors include but are not limited to, the demand for our products; timely development and release of our products; the ability to secure licenses to valuable entertainment properties on favorable terms; continued consumer acceptance of the gaming platforms on which our products operate and our products; competitive factors in the businesses in which we compete; fulfillment of orders preliminarily made by customers; the ability to attract and retain key personnel; adverse changes in the securities markets; and the availability of and costs associated with sources of liquidity. The Company does not undertake, and specifically disclaims any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Published by Majesco Entertainment Company © 2005. All Rights Reserved. "Frogger" is a registered trademark of KONAMI CORPORATION. ©1981 2005 KONAMI.. JAWS is a registered trademark and copyright of Universal Studios Licensing LLLP. All Rights Reserved. Developed by Appaloosa Interactive. "Frogger" is a registered trademark of KONAMI CORPORATION. ©1981 2005 KONAMI © 2005 Paramount Pictures, a division of Viacom International Inc. All Rights Reserved. "AEON FLUX" and all related titles and logos are trademarks of MTV Networks, a division of Viacom International Inc. Infected © 2005 Planet Moon Studios. All rights reserved..

All trademarks are properties of their respective owners.

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET
(dollars in thousands)

	July 31, 2005	October 31, 2004
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$10,279	$4,170
Due from factor and other receivables	158	9,491
Inventory – principally finished goods	12,764	12,755
Capitalized software development costs and prepaid license fees – current portion	21,674	10,574
Prepaid expenses	3,790	831
Total current assets	48,665	37,821
Property and equipment – net	883	798
Capitalized software development costs and prepaid license fees	9,663	4,952
Other assets	162	381
Total assets	$59,373	$43,952
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$19,464	$19,985
Inventory financing payable	214	6,750
Advances from customers	582	2,171
Total current liabilities	20,260	28,906
Dividend payable in common stock	—	1,261
Commitments and contingencies
Stockholders' equity:
Common stock – $.001 par value; 250,000,000 shares authorized; 22,231, 537 and 15,403,704 issued and outstanding at July 31, 2005 and October 31, 2004, respectively	22	15
Additional paid in capital	92,142	29,194
Accumulated deficit	(53,142)	(15,388)
Accumulated other comprehensive income (loss)	91	(36)
Total stockholders' equity	39,113	13,785
Total liabilities and stockholders' equity	$59,373	$43,952

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands, except share amounts)

	Three Months Ended July 31		Nine Months Ended July 31
	2005	2004	2005	2004
	(unaudited)
Net revenues	$4,565	$33,971	$55,139	$75,639
Cost of sales
Product costs	5,002	19,330	30,358	44,542
Software development costs and license fees	15,748	7,562	21,587	11,086
	20,750	26,892	51,945	55,628
Gross (loss) profit	(16,185)	7,079	3,194	20,011
Operating expenses
Research and development	721	696	2,517	1,959
Selling and marketing	8,479	2,955	17,594	7,992
General and administrative	3,389	1,436	7,559	3,824
Non-cash compensation	433	—	1,363	—
Loss (gain) on settlements	1,439	(1,200)	1,439	(1,200)
Loss on impairment of capitalized software development costs	6,115	—	6,115	—
Severance	1,360	—	1,360	—
Write-off of accounts receivable	322	—	322	577
Depreciation and amortization	188	124	765	311
	22,446	4,011	39,034	13,463
Operating (loss) income	(38,631)	3,068	(35,840)	6,548
Other costs and expenses
Interest expense and financing costs, net	241	625	1,502	1,927
Loss on foreign exchange contract		13	48	95
Merger costs	—	—	—	342
Change in fair value of warrants	—	(18,854)	—	30,351
(Loss) income before income taxes	(38,872)	21,284	(37,390)	(26,167)
(Benefit) provision for income taxes	(1,329)	759	(736)	1,248
Net (loss) Income	(37,543)	20,525	(36,654)	(27,415)
Fair value charge for warrants exercised at a discount	—	—	1,100	—
Deemed dividend to preferred stockholders	—	—	—	759
Preferred stock dividend	—	470	—	809
Net (loss) income attributable to common stockholders	($37,543)	$20,055	($37,754)	($28,983)
Net (loss) income attributable to common stockholders per share
Basic	($1.69)	$1.74	($1.87)	($3.98)
Diluted	($1.69)	$1.06	($1.87)	($3.98)
Weighted average shares outstanding
Basic	22,231,075	11,551,376	20,162,747	7,274,212
Diluted	22,231,075	18,842,607	20,162,747	7,274,212